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For Immediate Release
Covista Closes PAETEC Transaction

Thursday August 19, 2004

CHATTANOOGA, TN--(BUSINESS WIRE)--August 19, 2004--Covista Communications, Inc. (NASDAQ: CVST), a provider of bundled telecommunication services for residential and small business customers, today announced that it has completed the previously announced transaction to sell selected long distance commercial customers, switches and related facilities to PAETEC Communications, Inc., a Fairport, New York based competitive local exchange carrier.

The price for the selected customers and assets was approximately $13.5 million, of which approximately $8.4 million was received at closing. The remaining balance of the purchase price is to be paid in two installments, with the last payment due in nine months, subject to final adjustment. A portion of the initial proceeds was used to repay Covista's revolving credit facility with Capital Source Finance. After closing, Kevin Alward resigned from Covista as Chief Operating Officer and a member of the Board of Directors, to pursue other opportunities.


In a second transaction, Covista expects to sell selected local commercial customers to PAETEC for an additional cash price of approximately $1.5 million. Management anticipates executing definitive agreements related to this transaction within the next 30 days.

Mr. John Leach, Chief Executive Officer of Covista stated, "Closing this transaction represents a significant achievement for Covista. We have vastly improved our balance sheet with a strong cash position and zero bank debt. Additionally, we have solidified the focus of our operations both geographically and strategically. For the balance of 2004, we plan to build on the momentum we have created by extending our local service footprint to additional markets in the Northeast and Mid-Atlantic regions as well as certain states in the Southeast." Mr. Leach continued, "The Board of Directors expressed appreciation for Mr. Alward's efforts on behalf of the Company and best wishes in his future endeavors."

About Covista:

Covista is a facilities-based provider of telecommunications services with a substantial customer base, principally residential and small to medium sized businesses. Its products and services include a broad range of voice, data and Internet solutions, including long distance and toll-free services, local dial tone and features, calling cards, frame relay, Internet access, VPN, directory assistance and teleconferencing services. Covista currently owns and operates switches in Chattanooga, Dallas and Minneapolis. Covista operates Network Operation; call center and information technology facilities in Chattanooga to monitor its switched network and to coordinate its various services. For information on becoming a Covista customer, please telephone 800-805-1000 or visit the Company's website at www.covista.com.

About PAETEC:

PAETEC Communications Inc., a subsidiary of PAETEC Corp., is a communications solutions provider offering broadband services, including advanced voice and video, enhanced data and communications management services to medium-sized and large businesses, colleges and universities, hospitals, hotels, governmental organizations and associations. The company boasts one of the highest customer retention rates in the industry, and recently achieved the number two ranking on the acclaimed Deloitte Fast 500 list of fastest growing technology companies in North America.




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Headquartered in Fairport, N.Y., PAETEC serves customers in 27 U.S. markets, including: Albany, Baltimore, Boca Raton, Boston, Buffalo, Chicago, Connecticut, Delaware, Fort Lauderdale, Long Island, Los Angeles, Miami, New Hampshire, New Jersey, New York City, Orlando, Orange County, Philadelphia, Pittsburgh, Poughkeepsie, Rhode Island, Rochester, San Diego, Northern Virginia, Syracuse, Washington D.C., and Western Massachusetts.

For more information, visit the PAETEC website at www.paetec.com.


Information relating to forward-looking statements:

This press release contains historical and forward-looking statements made pursuant to the safe harbor provisions of the private securities litigation act of 1995. Investors are cautioned that forward-looking statements such as statements of the company's plans, objectives, expectations and intentions involve risks and uncertainties. The cautionary statements made in this release should be read as being applicable to all related statements wherever they appear. Statements containing terms such as "believes," "expects," "plans," "projects," "intends," "estimates," "anticipates," or similar terms, are considered to contain uncertainty and are forward-looking statements. The actual results could differ materially from those discussed. Factors that could contribute to such differences include: changes in market conditions and increased competition from other telecommunications and internet service providers; government regulations; the volatile and competitive environment for internet telephony; advances in competitive products or technologies that could reduce demand for services; availability of transmission facilities; management of rapid growth; customer concentration and attrition; the ability to successfully integrate acquired companies; the ability to successfully develop and bring new services to market; inaccurate or incomplete assumptions on the part of management; and other risks discussed in the company's SEC filings, including form 10-k and form 10-q, which can be accessed at the SEC web site at www.sec.gov.

Readers of this release should understand that it is not possible to predict or identify all such risk factors. Consequently, this list should not be considered a complete statement of all potential risks or uncertainties. Covista does not assume the obligation to update any forward-looking statement, except as is required by applicable law.


Contact:
Frank Pazera
Executive Vice President and Chief Financial Officer
Covista Communications, Inc.
Tel: (423) 648-9500
Fax: (423) 648-9502
E-mail: fpazera@covista.com